                                                                EXHIBIT 10.01



                             [KeyBank Letterhead]

July 31, 1998



Mr. David P. Gienapp
Executive Vice President-Finance and Administration
Nematron Corporation
5840 Interface Drive
Ann Arbor, MI  48103



        Re: KeyBank National Association ("Bank") Commercial Loans and Nematron Corporation ("Borrower")

Dear David:

This letter serves to formalize our agreement to renew Nematron's line of credit, and extend the maturity of Nematron's term loan, both of which facilities were renewed/granted in connection with a Loan Agreement between Bank and Borrower dated September 30, 1996 (as amended from time to time, the "Loan Agreement", and all documents executed in connection therewith being the "Loan Documents"). As you are aware, the Notes evidencing the obligations of Nematron under those facilities matured by their terms on May 29, 1998 and remain unpaid.

In addition to the maturity of the Notes, Borrower has violated covenants relating to its maintenance of a borrowing base formula, stated levels of tangible net worth, a current ratio, debt service coverage ratio and a modified debt to equity ratio, all as set forth in Section 1.1.3, 3.7.1, 3.7.2, 3.8, and
3.9 of the Loan Agreement. Each of these events is an Event of Default under the Loan Agreement and certain other Loan Document.

The extension of the aforesaid credit facilities will be on the following terms and conditions:

        A.  Line of Credit
            i.   Renewal and extension until January 15, 1999;
            ii. Advances subject to strict compliance with borrowing formula, plus overadvance through August 31, 1998;
            iii. Borrowing formula limited to lesser of (a) $6,000,000 or (b)
                 80% of Eligible Domestic Accounts, plus 80% of Eligible
                 Foreign Accounts plus
          the following percentages during the following time periods, of the aggregate sum not to exceed $2,500,000 of (x) Eligible Raw Inventory (valued at the lower of Borrower's and NemaSoft's cost, or market) and
          (y) Eligible Finished Inventory (valued at Borrower's and NemaSoft's cost of production):

                      Percentage                    Time Period
                         35%        Closing through November 29, 1998
                         34%        November 30, 1998 through December 30, 1998
                         32%        December 31, 1998 and thereafter


          iv. Advances to bear interest at KeyBank Prime Rate plus one quarter of one percent, payable monthly on the first day of each month.;

          v. Overadvance on line of credit (approximately $595,000 as of June 30, 1998 to be eliminated by no later than August 31, 1998.

       B. Term Loan

          i)    Maturity extended to January 15, 1999;

          ii) Monthly payments of principal in the amount of $30,000, payable on the first day of each month;

          iii) Interest on the principal amount of the loan shall accrue at KeyBank's Prime Rate plus one half of one percent.

       C. Terms and Conditions Applicable to Both Line of Credit and Term
          Loan

          i)    Facilities to be cross collateralized and cross defaulted;

          ii) Accounts receivable to be directed to a lockbox and cash collateral account, pursuant to terms of a Master Agreement Cash Management Services;

          iii) All patents and trademarks to be assigned for collateral purposes to Bank, and documentation necessary or desirable to file assignment with appropriate offices in Washington, D.C. to be provided to Bank;

          iv) All obligations of Borrower to Bank to be secured by Borrower's real property, and appropriate mortgage amendment to be executed to accomplish same;

          v) Subordinated creditors to further subordinate their interests or reaffirm subordinations, if so requested by Bank;

          vi)   Borrower to pay $30,000 extension fee at closing;

          vii) Borrower to pay all out of pocket expenses, including legal fees, incurred by Bank in connection with extending Borrower's credit facilities, upon demand by Bank therefor;

          viii) Borrower shall have obtained a loan, subordinated to Borrower's obligations to Bank in form and substance satisfactory to Bank, or an equity infusion, in an amount of not less than $2,000,000 by October 1, 1998;

          ix) Terms and conditions stated herein shall be encompassed within a Repayment Agreement and associated documents, as may be requested by

                   Bank and in form and substance acceptable to Bank (it being understood all terms of such documents are not exhaustively set forth herein);
                x) There shall occur no further material adverse change in
                   Borrower's financial condition or prospects from that heretofore disclosed in writing by Borrower to Bank between the date hereof and the date of execution of the various documents necessary to, or requested by Bank in connection with, the renewal of the above-referenced credit facilities.

If the foregoing terms are acceptable, please indicate by obtaining all signatures requested below, and returning a signed original to my attention by no later than August 4, 1998. If the Bank has not received a fully-executed original by that date, the offer to extend the credit facilities to Borrower described herein will automatically terminate.

I look forward to hearing from you.



                                                Sincerely,


                                                /s/ Richard D. Rozenboom
                                                Richard D. Rozenboom
                                                Vice President



Agreed to and accepted:

        Nematron Corporation

        By:  David P. Gienapp
            ------------------------------
        Its: VP - Finance & Administration
             -----------------------------


        NemaSoft, Inc.

        By:  David P. Gienapp
            ------------------------------
        Its: Secretary
             -----------------------------




                                      3